EXHIBIT 99.1

For further information:
David B. Ramaker, CEO
Lori A. Gwizdala, CFO
989-839-5350

Chemical Financial Corporation Reports Second Quarter 2011 Results

MIDLAND, MI, July 25, 2011 -- -- Chemical Financial Corporation (NASDAQ:CHFC) today announced 2011 second quarter net income of $11.0 million, or $0.40 per diluted share, compared to 2011 first quarter net income of $9.2 million, or $0.33 per diluted share, and 2010 second quarter net income of $4.4 million, or $0.17 per diluted share. Net income was $20.2 million, or $0.74 per diluted share, for the six months ended June 30, 2011, compared to $6.7 million, or $0.27 per diluted share, for the six months ended June 30, 2010.

"Our earnings performance continues to trend upward as we benefit from lower loan loss provisions, lower credit related costs and sustained improvements in the credit quality of our loan portfolio. However, in terms of the economy, we are not yet witnessing the level of economic growth characteristic of previous recoveries," said David B. Ramaker, Chairman, Chief Executive Officer and President of the Company.

"While the economy is showing signs of strengthening, it is not yet able to support robust organic balance sheet growth. We continue to believe that our avenue for increased profitability and growth will result from initiatives that organically expand our market share and consolidation opportunities in Michigan's banking industry," added Ramaker.

Higher net income in the second quarter of 2011, compared to the first quarter of 2011, was primarily attributable to a lower provision for loan losses and lower operating expenses. The provision for loan losses was $0.5 million lower in the second quarter of 2011 than in the first quarter of 2011, with the decline largely attributable to a reduction in net loan charge-offs. Operating expenses were $2 million lower in the second quarter of 2011 than in the first quarter of 2011, with the reduction driven by the reversal of a state tax expense accrual, lower loan collection costs and lower FDIC premium expense. The state tax expense accrual reversal, resulting from the elimination of a contingent liability, of $1.2 million increased earnings by $0.03 per diluted share in the second quarter of 2011. The increase in net income in the second quarter of 2011 over the second quarter of 2010 was primarily attributable to a $5.7 million reduction in the provision for loan losses.

The Company's return on average assets during the second quarter of 2011 was 0.84 percent, up from 0.70 percent in the first quarter of 2011 and 0.36 percent in the second quarter of 2010. The return on average equity was 7.8 percent in the second quarter of 2011, up from 6.6 percent in the first quarter of 2011 and 3.3 percent in the second quarter of 2010.

Net interest income was $45.3 million in the second quarter of 2011, up slightly from $45.2 million in the first quarter of 2011 and up from $42.9 million in the second quarter of 2010. The net interest margin (on a tax-equivalent basis) in the second quarter of 2011 was 3.78 percent, unchanged from 3.78 percent in the first quarter of 2011 and down from 3.88 percent in the second quarter of 2010. The increase in net interest income during the second quarter of 2011 compared to the same quarter in 2010 was primarily attributable to the acquisition of O.A.K. Financial Corporation (OAK) and its subsidiary Byron Bank on April 30, 2010.

The provision for loan losses was $7.0 million in the second quarter of 2011, compared to $7.5 million in the first quarter of 2011 and $12.7 million in the second quarter of 2010. Second quarter 2011 net loan charge-offs were $6.9 million, compared to $7.4 million in the first quarter of 2011 and $7.3 million in the second quarter of 2010.

Total noninterest income was $10.9 million in the second quarter of 2011, compared to $10.8 million in the first quarter of 2011 and $11.0 million in the second quarter of 2010. The increase in the second quarter of 2011, as compared to the first quarter of 2011, was due primarily to higher service charges on deposit accounts and wealth management revenue that were partially offset by a decline in mortgage banking revenue. Service charges on deposit accounts and wealth management revenue were $0.5 million and $0.3 million, respectively, higher in the second quarter of 2011, as compared to the first quarter of 2011, while mortgage banking revenue was $0.6 million lower.

Operating expenses were $33.4 million in the second quarter of 2011, down from $35.4 million in the first quarter of 2011 and $34.6 million in the second quarter of 2010. The decrease in operating expenses in the second quarter of 2011, as compared to the first quarter of 2011 and the second quarter of 2010, was primarily attributable to the reversal of a $1.2 million state tax expense accrual, as previously discussed. The Company had remaining contingent state tax expense accruals of approximately $0.5 million at June 30, 2011. Credit-related operating expenses were $1.4 million in the second quarter of 2011, down from $2.1 million in the first quarter of 2011 and $1.8 million in the second quarter of 2010. The Company's second quarter 2011 efficiency ratio was 58.2 percent, compared to 61.8 percent in the first quarter of 2011 and 63.1 percent in the second quarter of 2010.

Total assets were $5.20 billion at June 30, 2011, down from $5.34 billion at March 31, 2011 and up from $5.12 billion at June 30, 2010. The decrease in assets during the second quarter of 2011, as compared to the first quarter of 2011, was largely attributable to a decrease in interest-bearing balances held at the Federal Reserve Bank (FRB). The Company continues to maintain significant amounts of funds generated from deposit growth over the last two years at the FRB, further enhancing the Company's liquidity position, with $265 million in balances held at the FRB at June 30, 2011, compared to $520 million at March 31, 2011 and $440 million at December 31, 2010. Total loans were $3.75 billion at June 30, 2011, compared to $3.68 billion at March 31, 2011 and $3.65 billion at June 30, 2010. Investment securities were $802 million at June 30, 2011, compared to $750 million at March 31, 2011 and $811 million at June 30, 2010.

Total deposits were $4.25 billion at June 30, 2011, compared to $4.38 billion at March 31, 2011 and $4.20 billion at June 30, 2010. The Company experienced a decrease of $131 million, or 3.0 percent, in total deposits during the quarter ended June 30, 2011, with the majority of the decrease attributable to a seasonal decrease in deposits and repurchase agreements of municipal customers. The Company used a portion of its liquidity to pay off maturing Federal Home Loan

Bank (FHLB) advances and brokered deposits acquired in the OAK transaction and intends to continue to pay off these wholesale funding sources as they mature. FHLB advances totaled $71.9 million at June 30, 2011, down from $72.9 million at March 31, 2011 and $86.6 million at June 30, 2010. Brokered deposits acquired in the OAK transaction totaled $110 million at June 30, 2011, compared to $151 million at March 31, 2011 and $163 million at December 31, 2010.

At June 30, 2011, the Company's tangible equity to assets ratio and total risk-based capital ratio were 8.9 percent and 13.0 percent, respectively, compared to 8.5 percent and 13.0 percent, respectively, at March 31, 2011. At June 30, 2011, the Company's book value was $20.78 per share, compared to $20.54 per share at March 31, 2011.

The credit quality of the Company's loan portfolio continues to show signs of stabilization. At June 30, 2011, the Company's originated loans, representing all loans other than those acquired in the OAK transaction, had nonaccrual loans and loans past due 90 days or more totaling $109.1 million, compared to $108.5 million at March 31, 2011 and $116.3 million at June 30, 2010. The Company's nonperforming loans also include commercial, real estate commercial and real estate residential loans that have been modified due to financial difficulties being experienced by customers (nonperforming troubled debt restructurings) of $26.8 million at June 30, 2011, compared to $37.4 million at March 31, 2011 and $26.6 million at June 30, 2010. The reduction in nonperforming troubled debt restructurings in the second quarter of 2011 resulted from the Company reclassifying $12.9 million of these loans to a performing status, as borrowers of these loans have made at least six consecutive payments under the modified loan terms.

Other real estate and repossessed assets totaled $24.6 million at June 30, 2011, compared to $26.4 million at March 31, 2011 and $21.7 million at June 30, 2010. The net decrease in the second quarter of 2011 was primarily attributable to sales of properties that were partially offset by additions of foreclosed properties during the quarter.

At June 30, 2011, the allowance for loan losses was $89.7 million, or 2.78 percent of originated loans, compared to 2.85 percent at March 31, 2011 and 2.95 percent at June 30, 2010. The allowance for loan losses as a percentage of nonperforming loans was 66 percent at June 30, 2011, compared to 61 percent at March 31, 2011 and 63 percent at June 30, 2010. At June 30, 2011, nonperforming loans as a percentage of total loans were 3.63 percent, compared to 3.96 percent at March 31, 2011 and 3.92 percent at June 30, 2010.

Chemical Financial Corporation is the second-largest bank holding company headquartered in Michigan. The Company operates through a single subsidiary bank, Chemical Bank, with 142 banking offices spread over 32 counties in the lower peninsula of Michigan. At June 30, 2011, the Company had total assets of $5.2 billion. Chemical Financial Corporation's common stock trades on The NASDAQ Stock Market under the symbol CHFC and is one of the issues comprising the NASDAQ Global Select Market. More information about the Company is available by visiting the investor relations section of its website at www.chemicalbankmi.com.

Forward-Looking Statements

This press release contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy and Chemical Financial Corporation. Words such as "continue," "trend," "yet," "signs," "will," "anticipate," "intend" and variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements are based upon current beliefs and expectations and involve substantial risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These statements include, among others, statements related to the credit quality of our loan portfolio, future levels of nonperforming loans, future economic trends, future initiatives to expand our market share and future opportunities for acquisitions. All statements referencing future time periods are forward-looking. Management's determination of the provision and allowance for loan losses, the carrying value of acquired loans, goodwill, mortgage servicing rights and other real estate owned and the fair value of investment securities (including whether any impairment on any investment security is temporary or other-than-temporary and the amount of any impairment) involve judgments that are inherently forward-looking. Management's assumptions concerning pension and other postretirement benefit plans involve judgments that are inherently forward-looking. There can be no assurance that future loan losses will be limited to the amounts estimated or that other real estate owned can be sold for its carrying value or at all. The future effect of changes in the financial and credit markets and the national and regional economy on the banking industry, generally, and on the Company, specifically, are also inherently uncertain. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. The Company undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

Risk factors include, but are not limited to, the risk factors described in Item 1A of the Company's Annual Report on Form 10-K for the year ended December 31, 2010. These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

Chemical Financial Corporation Announces Second Quarter Operating Results

Consolidated Statements of Financial Position (Unaudited)
Chemical Financial Corporation

(In thousands, except per share data)	June 30 2011	December 31 2010	June 30 2010
Assets:
Cash and cash equivalents:
Cash and cash due from banks	$129,209	$91,403	$126,741
Interest-bearing deposits with unaffiliated banks and others	271,070	444,762	270,217
Total cash and cash equivalents	400,279	536,165	396,958
Investment securities:
Trading securities at fair value	-	-	1,389
Available-for-sale	612,466	578,610	644,550
Held-to-maturity	190,029	165,400	165,296
Total Investment Securities	802,495	744,010	811,235
Other securities	25,572	27,133	27,448
Loans held-for-sale	6,874	20,479	10,871

Loans:
Commercial	842,404	818,997	769,287
Real estate commercial	1,065,606	1,076,971	1,081,860
Real estate construction and land development	142,351	142,620	179,004
Real estate residential	825,860	798,046	768,156
Consumer installment and home equity	871,789	845,028	849,654
Total Loans	3,748,010	3,681,662	3,647,961
Allowance for loan losses	(89,733)	(89,530)	(89,502)
Net Loans	3,658,277	3,592,132	3,558,459

Premises and equipment	65,252	65,961	68,611
Goodwill	113,414	113,414	109,149
Other intangible assets	12,327	13,521	15,023
Interest receivable and other assets	119,568	133,394	122,762
Total Assets	$5,204,058	$5,246,209	$5,120,516

Liabilities:
Deposits:
Noninterest-bearing	$813,863	$753,553	$680,751
Interest-bearing	3,437,113	3,578,212	3,518,431
Total Deposits	4,250,976	4,331,765	4,199,182
Interest payable and other liabilities	33,919	37,533	36,378
Short-term borrowings	276,600	242,703	242,271
Federal Home Loan Bank advances	71,928	74,130	86,635
Total Liabilities	4,633,423	4,686,131	4,564,466

Shareholders' Equity:
Preferred stock, no par value per share	-	-	-
Common stock, $1 par value per share	27,457	27,440	27,434
Additional paid-in capital	430,134	429,511	429,021
Retained earnings	126,477	117,238	111,804
Accumulated other comprehensive loss	(13,433)	(14,111)	(12,209)
Total Shareholders' Equity	570,635	560,078	556,050
Total Liabilities and Shareholders' Equity	$5,204,058	$5,246,209	$5,120,516

Chemical Financial Corporation Announces Second Quarter Operating Results

Consolidated Statements of Income (Unaudited)
Chemical Financial Corporation

	Three Months Ended June 30		Six Months Ended June 30
(In thousands, except per share data)	2011	2010	2011	2010
Interest Income:
Interest and fees on loans	$49,172	$48,278	$98,612	$89,996
Interest on investment securities:
Taxable	2,225	2,964	4,549	6,088
Tax-exempt	1,393	1,221	2,872	2,203
Dividends on other securities	368	295	491	377
Interest on deposits with unaffiliated banks and others	281	204	590	420
Total Interest Income	53,439	52,962	107,114	99,084

Interest Expense:
Interest on deposits	7,551	9,202	15,429	17,902
Interest on short-term borrowings	151	161	301	321
Interest on Federal Home Loan Bank advances	443	708	885	1,582
Total Interest Expense	8,145	10,071	16,615	19,805
Net Interest Income	45,294	42,891	90,499	79,279
Provision for loan losses	7,000	12,700	14,500	26,700
Net Interest Income after Provision for Loan Losses	38,294	30,191	75,999	52,579

Noninterest Income:
Service charges on deposit accounts	4,628	5,091	8,724	9,482
Wealth management revenue	3,026	2,603	5,792	4,895
Other charges and fees for customer services	2,728	2,333	5,386	4,341
Mortgage banking revenue	499	915	1,563	1,633
Other	21	58	209	89
Total Noninterest Income	10,902	11,000	21,674	20,440

Operating Expenses:
Salaries, wages and employee benefits	18,068	17,214	36,393	31,721
Occupancy	3,099	2,734	6,437	5,571
Equipment and software	3,110	3,698	5,832	6,412
Other	9,136	11,004	20,140	20,135
Total Operating Expenses	33,413	34,650	68,802	63,839
Income Before Income Taxes	15,783	6,541	28,871	9,180
Federal Income Tax Expense	4,750	2,150	8,650	2,500
Net Income	$11,033	$4,391	$20,221	$6,680

Net income per common share:
Basic	$0.40	$0.17	$0.74	$0.27
Diluted	0.40	0.17	0.74	0.27

Cash dividends declared per common share	0.20	0.20	0.40	0.40

Average common shares outstanding:
Basic	27,454	26,270	27,453	25,093
Diluted	27,497	26,300	27,490	25,117

Chemical Financial Corporation Announces Second Quarter Operating Results

Financial Summary (Unaudited)
Chemical Financial Corporation

	Three Months Ended June 30		Six Months Ended June 30
(Dollars in thousands)	2011	2010	2011	2010
Average Balances
Total assets	$5,255,244	$4,841,022	$5,275,348	$4,562,212
Total interest-earning assets	4,928,590	4,534,743	4,945,891	4,294,427
Total loans	3,707,468	3,435,677	3,689,982	3,211,238
Total deposits	4,299,728	3,941,357	4,331,076	3,697,946
Total interest-bearing liabilities	3,857,678	3,626,955	3,899,807	3,426,803
Total shareholders' equity	565,500	528,428	563,094	501,502

	Three Months Ended June 30		Six Months Ended June 30
	2011	2010	2011	2010
Key Ratios (annualized where applicable)
Net interest margin (taxable equivalent basis)	3.78%	3.88%	3.78%	3.81%
Efficiency ratio	58.2%	63.1%	60.0%	62.7%
Return on average assets	0.84%	0.36%	0.77%	0.30%
Return on average shareholders' equity	7.8%	3.3%	7.2%	2.7%
Average shareholders' equity as a
percent of average assets	10.8%	10.9%	10.7%	11.0%
Tangible shareholders' equity as a
percent of total assets			8.9%	8.8%
Total risk-based capital ratio			13.0%	13.6%

	June 30 2011	March 31 2011	Dec 31 2010	Sept 30 2010	June 30 2010	March 31 2010
Credit Quality Statistics
Originated Loans	$3,225,179	$3,143,489	$3,129,399	$3,045,872	$3,034,515	$2,988,315
Acquired Loans	522,831	539,027	552,263	594,999	613,446	-
Nonperforming Loans:
Nonaccrual loans	105,350	106,296	102,962	112,832	107,981	100,882
Accruing loans contractually past due 90 days or more as to interest or principal payments	3,744	2,196	7,408	6,526	8,301	7,204
Troubled debt restructurings - commercial and real estate commercial	15,443	15,201	15,057	9,834	7,791	6,243
Troubled debt restructurings - real estate residential	11,392	22,166	22,302	18,712	18,856	15,799
Total nonperforming loans	135,929	145,859	147,729	147,904	142,929	130,128
Other real estate and repossessed assets (ORE)	24,607	26,355	27,510	22,704	21,724	18,813
Total nonperforming assets	160,536	172,214	175,239	170,608	164,653	148,941

Performing troubled debt restructurings	12,889	-	-	-	-	-

Allowance for loan losses as a
percent of total originated loans	2.78%	2.85%	2.86%	2.94%	2.95%	2.82%
Allowance for loan losses as a
percent of nonperforming loans	66%	61%	61%	61%	63%	65%
Nonperforming loans as a
percent of total loans	3.63%	3.96%	4.01%	4.06%	3.92%	4.35%
Nonperforming assets as a
percent of total loans plus ORE	4.26%	4.64%	4.72%	4.66%	4.49%	4.95%
Nonperforming assets as a
percent of total assets	3.08%	3.23%	3.34%	3.16%	3.22%	3.47%
Net loan charge-offs as a percent of
average loans (year-to-date, annualized)	0.77%	0.80%	1.07%	1.06%	1.12%	1.43%

	June 30 2011	March 31 2011	Dec 31 2010	Sept 30 2010	June 30 2010	March 31 2010
Additional Data - Intangibles
Goodwill	$113,414	$113,414	$113,414	$110,266	$109,149	$69,908
Core deposit intangibles	8,643	9,024	9,406	10,352	10,791	2,183
Mortgage servicing rights (MSR)	3,577	3,832	3,782	3,718	3,641	3,059
Other intangible assets	107	204	333	462	591	-
Amortization of core deposit intangibles (quarter only)	381	382	436	439	337	148

Chemical Financial Corporation Announces Second Quarter Operating Results

Nonperforming Assets (Unaudited)
Chemical Financial Corporation

(Dollars in thousands)	June 30 2011	March 31 2011	Dec 31 2010	Sept 30 2010	June 30 2010	March 31 2010
Nonperforming Loans:
Nonaccrual loans:
Commercial	$14,386	$15,672	$16,668	$19,440	$21,643	$18,382
Real estate commercial	57,324	59,931	60,558	59,353	57,085	51,865
Real estate construction and land development	8,933	9,414	8,967	16,085	13,397	15,870
Real estate residential	17,809	15,505	12,083	13,485	12,499	10,913
Consumer installment and home equity	6,898	5,774	4,686	4,469	3,357	3,852
Total nonaccrual loans	105,350	106,296	102,962	112,832	107,981	100,882
Accruing loans contractually past due 90 days or more as to interest or principal payments:
Commercial	629	455	530	909	2,108	2,576
Real estate commercial	143	459	1,350	2,265	2,030	1,483
Real estate construction and land development	-	-	1,220	-	436	988
Real estate residential	1,729	191	3,253	2,316	2,842	1,636
Consumer installment and home equity	1,243	1,091	1,055	1,036	885	521
Total accruing loans contractually past due 90 days or more as to interest or principal payments	3,744	2,196	7,408	6,526	8,301	7,204
Loans modified under troubled debt restructurings:
Commercial and real estate commercial	15,443	15,201	15,057	9,834	7,791	6,243
Real estate residential loans	11,392	22,166	22,302	18,712	18,856	15,799
Total loans modified under troubled debt restructurings	26,835	37,367	37,359	28,546	26,647	22,042
Total nonperforming loans	135,929	145,859	147,729	147,904	142,929	130,128
Other real estate and repossessed assets	24,607	26,355	27,510	22,704	21,724	18,813
Total nonperforming assets	$160,536	$172,214	$175,239	$170,608	$164,653	$148,941

Chemical Financial Corporation Announces Second Quarter Operating Results

Summary of Loan Loss Experience (Unaudited)
Chemical Financial Corporation

	Three Months Ended
(Dollars in thousands)	June 30 2011	March 31 2011	Dec 31 2010	Sept 30 2010	June 30 2010	March 31 2010
Allowance for loan losses at beginning of period	$89,674	$89,530	$89,521	$89,502	$84,155	$80,841
Provision for loan losses	7,000	7,500	10,300	8,600	12,700	14,000
Loans charged off:
Commercial	(1,972)	(1,976)	(2,797)	(2,830)	(1,438)	(1,365)
Real estate commercial	(3,168)	(3,875)	(3,828)	(2,586)	(2,108)	(2,289)
Real estate construction and land development	(136)	(63)	(1,111)	(146)	(638)	(644)
Real estate residential	(1,198)	(944)	(1,349)	(1,767)	(1,752)	(3,173)
Consumer installment and home equity	(1,832)	(1,784)	(1,961)	(1,916)	(2,361)	(4,427)
Total loan charge-offs	(8,306)	(8,642)	(11,046)	(9,245)	(8,297)	(11,898)
Recoveries of loans previously charged off:
Commercial	710	215	165	212	171	373
Real estate commercial	212	87	189	38	29	170
Real estate construction and land development	5	-	-	19	1	-
Real estate residential	106	456	74	109	175	185
Consumer installment and home equity	332	528	327	286	568	484
Total loan recoveries	1,365	1,286	755	664	944	1,212
Net loan charge-offs	(6,941)	(7,356)	(10,291)	(8,581)	(7,353)	(10,686)
Allowance for loan losses at end of period	$89,733	$89,674	$89,530	$89,521	$89,502	$84,155

Provision for loan losses (year-to-date)	$14,500	$7,500	$45,600	$35,300	$26,700	$14,000
Net loan charge-offs (year-to-date)	14,297	7,356	36,911	26,620	18,039	10,686

Chemical Financial Corporation Announces Second Quarter Operating Results

Selected Quarterly Information (Unaudited)
Chemical Financial Corporation

(Dollars in thousands, except per share data)	2nd Qtr. 2011	1st Qtr. 2011	4th Qtr. 2010	3rd Qtr. 2010	2nd Qtr. 2010	1st Qtr. 2010
Summary of Operations
Interest income	$53,439	$53,675	$55,348	$55,998	$52,962	$46,122
Interest expense	8,145	8,470	9,400	10,105	10,071	9,734
Net interest income	45,294	45,205	45,948	45,893	42,891	36,388
Provision for loan losses	7,000	7,500	10,300	8,600	12,700	14,000
Net interest income after provision
for loan losses	38,294	37,705	35,648	37,293	30,191	22,388
Noninterest income	10,902	10,772	10,913	11,119	11,000	9,440
Operating expenses	33,413	35,389	36,747	36,216	34,650	29,189
Income before income taxes	15,783	13,088	9,814	12,196	6,541	2,639
Federal income tax expense	4,750	3,900	2,275	3,325	2,150	350
Net income	$11,033	$9,188	$7,539	$8,871	$4,391	$2,289

Net interest margin	3.78%	3.78%	3.79%	3.80%	3.88%	3.72%

Per Common Share Data
Net income:
Basic	$0.40	$0.33	$0.27	$0.32	$0.17	$0.10
Diluted	0.40	0.33	0.27	0.32	0.17	0.10
Cash dividends	0.20	0.20	0.20	0.20	0.20	0.20
Book value - period-end	20.78	20.54	20.41	20.44	20.27	19.76
Market value - period-end	18.76	19.93	22.15	20.64	21.78	23.62